Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Fourth Quarter and Fiscal Year 2018 Results

Compared to Prior Year, Q4 2018 Revenues up 15.2% and FY 2018 Revenues up 12.5%;

Aggregate Backlog of $559.7 million at Year End

Conference Call Scheduled for 9:00 am ET Tuesday April 16, 2019

PITTSBURGH, PA. – April 15, 2019 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter and year ended December 31, 2018. Total fourth quarter 2018 revenues increased 15.2% from the prior year period to $151.4 million. FY 2018 revenues increased 12.5% from the prior year to $546.5 million.

The following are other key financial highlights of FY 2018:

•	Construction segment revenue increased 12.0% compared to the prior year to $438.2 million, primarily resulting from continued strong activity in the New England, Florida, Southern California and Ohio regions, which was partially offset by declines in the Michigan and Western Pennsylvania regions.
•	Service segment revenue increased 14.8% compared to the prior year to $108.3 million, resulting from growth in the Florida, Mid-Atlantic, Michigan and Eastern Pennsylvania regions, which was partially offset by a decline in the Southern California region.
•	Gross margin was 10.9%, compared with 13.5% in the prior year. The decrease was caused primarily by $16.0 million of net project-related write downs in the Company’s Mid-Atlantic region. Excluding the impact of the Mid-Atlantic region’s full year 2018 results, gross margin would have been 15.2%.
•	Selling, general and administrative (“SG&A”) expenses totaled $57.1 million in 2018, up from $56.0 million in 2017. As a percentage of revenues, full year SG&A expenses were 10.4% in 2018, compared with 11.5% in 2017.
•	Net loss attributable to the Company’s common stockholders was $4.0 million, compared with $0.9 million for the prior year.
•	Aggregate backlog at December 31, 2018 was $559.7 million, compared with $461.4 million at December 31, 2017. Backlog at December 31, 2018 consisted of $505.5 million of Construction segment work and $54.2 million of Service segment work. The Company expects approximately 60.1% of current Construction backlog to be recognized as revenue in the current fiscal year.
•	Subsequent to year-end, on April 12, 2019, the Company refinanced its prior outstanding indebtedness with a senior secured credit facility with a lending syndicate led by Colbeck Capital Management, LLC (“Colbeck”). Key terms of the credit facility include:
o	$40 million term loan, fully-drawn at closing;
o	$25 million delayed draw term loan to support future acquisitions;
o	Interest rate of either LIBOR (with a 2.00% floor) +800 basis points (fixed spread) or a base rate (with a 3.00% minimum) +700 basis points; and
o	No amortization for 18 months, allowing the Company to enhance cash flow.

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April 15, 2019

•	In connection with the senior secured credit facility, the Company issued warrants to certain lenders thereunder to purchase up to an aggregate of 263,314 shares of the Company’s common stock at an exercise price of $7.63 per share, all or a portion of which would become exercisable in the event of any draw under the delayed draw term loan. The warrants have a five-year term.
•	In conjunction with the senior secured credit facility, on April 12, 2019, the Company also entered into a revolving credit facility with Citizens Bank. Key terms of the revolving credit facility include:
o	$15 million total borrowing capacity, with $14 million available but undrawn at closing
o	Interest rate of either LIBOR (with a 2.00% floor) +300 to 350 basis points or a base rate (with a 3.00% minimum) +200 to 250 basis points.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “While 2018 had its challenges, we closed the year with a solid fourth quarter, providing us with excellent momentum going into 2019. The challenges we faced in our Mid-Atlantic region in 2018 drove the implementation of some important improvements throughout our entire operations that we are confident have strengthened our business for the long-run. Our Service segment continues to fire on all cylinders and we are focused on expanding that segment, both in terms of its capabilities, via deploying new technologies, and customer base, through enhancing existing relationships with large regional and national footprint customers while also focusing on attracting new customers.”

Mr. Bacon concluded, “Our Construction business is also performing well. Eight of our ten business units recorded revenue growth in 2018, with seven of the ten delivering strong EBIT results. We closed 2018 with record backlog of over $559 million. We also had additional promised work of approximately $380 million as of December 31, 2018, giving us solid revenue coverage for 2019 as well as a great jump start on our 2020 and 2021 bookings. Lastly, our refinancing is now complete, providing us the balance sheet to continue expanding our business. We are excited about the road ahead.”

Fourth Quarter 2018 Summary

Revenue

Fourth quarter 2018 revenue of $151.4 million was up 15.2% compared to $131.4 million for the prior year period, as both the Construction and Service segments exhibited growth. Construction segment revenue of $118.3 million was up 9.6%, while Service segment revenue of $33.1 million was up 40.7%.

Gross Margin

Gross margin for fourth quarter 2018 was 13.0%, compared to 15.9% in the prior year period. Service segment gross margin was 20.2%, compared to 26.0% in the prior year period, as Service work project mix trended toward larger jobs which carried somewhat lower pricing. Construction segment gross margin on a dollar basis decreased $1.8 million as project write downs experienced in previous quarters continued, albeit on a much smaller scale compared to the third quarter. As a result, Construction segment gross margin was 11.0% for fourth quarter 2018 compared to 13.7% for the prior year period. On a dollar basis, total gross profit in the fourth quarter of 2018 was $19.7 million, compared with $20.9 million for the prior year period.

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April 15, 2019

SG&A Expense

Fourth quarter 2018 SG&A expenses were $14.4 million, compared to $15.1 million in the prior year period. The decrease in SG&A expenses was primarily due to the absence of incentive accruals that were incurred in the prior year period. As a percentage of total revenue, fourth quarter 2018 SG&A expenses accounted for 9.5%, compared to 11.5% in the prior year period, primarily as a result of the Company’s ability to hold expenses relatively level while revenues continued to grow.

Net Income attributable to the Company’s common stockholders

Net income attributable to the Company’s common stockholders for fourth quarter 2018 was $3.4 million, compared to $1.0 million in the prior year period. Earnings per share for fourth quarter 2018 was $0.44 for both basic and diluted, compared to $0.13 basic and $0.12 diluted in the prior year period.

Full year 2018 Summary

Revenue

For the full year 2018, revenue was $546.5 million, up 12.5% from $485.7 million for the prior year. Construction segment revenue of $438.2 million was up 12.0% from the prior year, while Service segment revenues of $108.3 million were up 14.8% from the prior year.

Gross Margin

Gross margin for the full year 2018 was 10.9%, compared to 13.5% in the prior year. Service segment gross margin was 21.0%, compared to 22.1% in the prior year. During FY 2018, Construction segment gross margin was negatively impacted by net write downs of approximately $13.2 million on ten projects, which includes $14.3 million of net write downs in the Mid-Atlantic region. As a result, Construction segment gross margin was 8.4% for the full year 2018, compared to 11.4% for the prior year. Excluding the Mid-Atlantic region from full year 2018 results, gross margin would have been 15.2%. In addition, in 2018, one project in the Service segment within the Mid-Atlantic region experienced a write down of $1.7 million. On a dollar basis, total gross profit for the full year 2018 was $59.4 million, compared to $65.6 million for the prior year.

SG&A Expense

SG&A expense for the full year 2018 was $57.1 million, compared to $56.0 million in the prior year. Significant increases in 2018 SG&A expense included a $2.6 million increase in salary and benefit expenses related to increased staffing at multiple locations and additional leased properties, which contributed $1.2 million of added SG&A expense. The increase was offset by a $3.2 million reduction in incentive compensation expense and a $1.5 million reduction in professional fees. As a percentage of total revenue, SG&A expense for the full year 2018 accounted for 10.4%, compared to 11.5% in the prior year.

Net Loss attributable to the Company’s common stockholders

Net loss attributable to the Company’s common stockholders for the full year 2018 was $4.0 million, compared to net loss of $0.9 million in the prior year. Net loss per share for the full year 2018 was $0.52 for both basic and diluted, compared to $0.13 for both basic and diluted for the prior year.

Backlog

Aggregate backlog at December 31, 2018 was $559.7 million, compared to $461.4 million at December 31, 2017. Backlog at December 31, 2018 consisted of $505.5 million of Construction segment work and $54.2 million of Service segment work. The Company expects approximately 60.1% of current, Construction backlog to be recognized as revenue in 2019.

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April 15, 2019

Balance Sheet and Refinancing

Subsequent to year-end, on April 12, 2019, the Company refinanced its outstanding indebtedness with a new senior secured credit facility with a lending syndicate led by Colbeck. Maturing on April 12, 2023, subject to adjustment, the new facility has a total capacity of $65 million, $40 million of which is a term loan that was drawn at closing and $25 million of which comprises a delayed-draw term loan to support acquisitions, which is currently undrawn. The new facility has an interest rate of either LIBOR (with a 2.00% floor) plus 800 basis points (fixed spread) or a base rate (with a 3.00% minimum) plus 700 basis points and no amortization payments for 18 months, allowing the Company to enhance its near-term cash flow. In connection with the senior secured credit facility, the Company issued warrants to certain lenders thereunder to purchase up to an aggregate of 263,314 shares of the Company’s common stock at an exercise price of $7.63 per share, all or a portion of which would become exercisable in the event of any draw under the delayed draw term loan. The warrants have a five-year term.

In conjunction with the senior secured credit facility noted above, the Company entered into a three-year revolving credit facility with Citizens Bank. Citizens Bank was a member of the bank group whose debt was retired with the proceeds of the new senior credit facility. The revolver has $15 million of total borrowing capacity with $14 million available which is undrawn. The senior secured credit facility provided excess cash which, when combined with the revolver, provides adequate liquidity and working capital to support the Company’s operations. The revolver interest rate is either LIBOR (with a 2.00% floor) plus 300 to 350 basis points or a base rate (with a 3.00% minimum) plus 200 to 250 basis points.

Conference Call Details

Date:	Tuesday, April 16, 2019
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link:

https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/26937/indexl.html.

An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Founded in 1901, Limbach is the 9th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,700 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

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April 15, 2019

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, the ability of the Company to successfully remedy the issues that have led to write-downs in its Mid-Atlantic branch, and the benefits expected by the Company’s new senior secured credit facility and revolving credit facility. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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April 15, 2019

LIMBACH HOLDINGS, INC.

Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,
(in thousands, except share data and per share data)	2018	2017
Revenue	$151,384	$131,412
Cost of revenue	131,727	110,506
Gross profit	19,657	20,906
Operating expenses:
Selling, general and administrative expenses	14,414	15,060
Amortization of intangibles	297	751
Total operating expenses	14,711	15,811
Operating income	4,946	5,095
Other income (expenses):
Interest expense, net	(951)	(472)
Loss on debt modification	(335)	0
Gain on sale of property and equipment	15	9
Total other expenses	(1,271)	(463)
Income before income taxes	3,675	4,632
Income tax provision	301	3,503
Net income	3,374	1,129
Dividends on cumulative redeemable convertible preferred stock	0	179
Net income attributable to Limbach Holdings, Inc. common stockholders	$3,374	$950

Earnings Per Share ("EPS")
Net income per share attributable to common stockholders:
Basic	$0.44	$0.13
Diluted	$0.44	$0.12
Weighted average number of shares outstanding:
Basic	7,591,195	7,504,293
Diluted	7,632,373	8,069,682

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April 15, 2019

LIMBACH HOLDINGS, INC.

Consolidated Statements of Operations

	For the years ended December 31,
(in thousands, except share data and per share data)	2018	2017
Revenue	$546,526	$485,739
Cost of revenue	487,095	420,116
Gross profit	59,431	65,623
Operating expenses:
Selling, general and administrative expenses	57,089	56,023
Amortization of intangibles	1,272	3,582
Total operating expenses	58,361	59,605
Operating income	1,070	6,018
Other income (expenses):
Interest expense, net	(3,305)	(2,034)
Loss on debt modification	(335)	0
Gain (loss) on sale of property and equipment	90	(121)
Total other expenses	(3,550)	(2,155)
Income (loss) before income taxes	(2,480)	3,863
Income tax provision (benefit)	(635)	3,151
Net income (loss)	(1,845)	712
Dividends on cumulative redeemable convertible preferred stock	(113)	809
Premium paid on redemption of redeemable convertible preferred stock	2,219	847
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(3,951)	$(944)

Earnings Per Share ("EPS")
Net loss per share attributable to common stockholders:
Basic	$(0.52)	$(0.13)
Diluted	$(0.52)	$(0.13)
Weighted average number of shares outstanding:
Basic	7,562,586	7,471,371
Diluted	7,562,586	7,471,371

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April 15, 2019

LIMBACH HOLDINGS, INC.

Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$1,619	$626
Restricted cash	113	113
Accounts receivable, net	135,687	129,343
Costs and estimated earnings in excess of billings on uncompleted contracts	32,698	33,006
Advances to and equity in joint ventures, net	12	11
Other current assets	34,857	3,161
Total current assets	204,986	166,260
Property and equipment, net	20,527	17,918
Intangible assets, net	12,953	14,225
Goodwill	10,488	10,488
Deferred tax asset	4,409	3,664
Other assets	271	465
Total assets	$253,634	$213,020

LIABILITIES
Current liabilities:
Current portion of long-term debt	$3,141	$6,358
Accounts payable, including retainage	74,353	67,438
Billing in excess of costs and estimated earnings on uncompleted contracts	50,843	28,543
Accrued income taxes	0	2,220
Accrued expenses and other current liabilities	53,801	30,925
Total current liabilities	182,138	135,484
Long-term debt	23.614	20,556
Other long-term liabilities	1,514	861
Total liabilities	207,266	156,901
Commitments and contingencies
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2018 and 280,000 issued and outstanding at December 31, 2017 ($0 and $7,853 redemption value as of December 31, 2018 and December 31, 2017, respectively)	0	7,959
STOCKHOLDERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,592,911 issued and outstanding at December 31, 2018 and 7,504,133 at December 31, 2017	1	1
Additional paid-in capital	54,791	54,738
Accumulated deficit	(8,424)	(6,579)
Total stockholders' equity	46,368	48,160
Total liabilities and stockholders' equity	$253,634	$213,020

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April 15, 2019

LIMBACH HOLDINGS, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income (loss)	$(1,845)	$712
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	5,683	9,118
Provision for doubtful accounts	64	259
Stock-based compensation expense	2,159	1,656
Loss on debt modification	335	0
Amortization of debt issuance costs	373	181
Deferred income tax provision (benefit)	(745)	603
Accretion of preferred stock discount to redemption value	0	21
(Gain) loss on sale of property and equipment	(90)	121
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,408)	(15,630)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	308	(1,046)
(Increase) decrease in other current assets	(31,162)	698
(Increase) decrease in other assets	0	1
Increase (decrease) in accounts payable	6,914	10,404
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	22,301	(10,647)
Increase (decrease) in taxes	(2,753)	2,220
Increase (decrease) in accrued expenses and other current liabilities	29,535	(2,780)
Increase (decrease) in other long-term liabilities	653	44
Net cash provided by (used in) operating activities	25,322	(4,065)
Cash flows from investing activities:
Proceeds from sale of property and equipment	198	70
Advances to joint ventures	(1)	(1)
Purchase of property and equipment	(3,877)	(3,303)
Net cash used in investing activities	(3,680)	(3,234)

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LIMBACH HOLDINGS, INC.

Consolidated Statements of Cash Flows

(continued)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	(6,446)	7,780
Payments on Credit Agreement term loan	(3,300)	(4,865)
Proceeds from Credit Agreement revolver	109,650	111,562
Payments on Credit Agreement revolver	(115,308)	(105,904)
Payments on term loan	0	(33)
Proceeds from Bridge Term Loan	10,000	0
Payments on Bridge Term Loan	(2,264)	0
Payments on financed insurance premium	0	(2,135)
Payments on capital leases	(1,939)	(1,690)
Convertible preferred stock redeemed	(9,191)	(3,847)
Convertible preferred stock dividends paid	(875)	(245)
Taxes paid related to net-share settlement of equity awards	(211)	(104)
Debt issuance costs	(765)	0
Net cash provided by (used in) financing activities	(20,649)	519
Increase (decrease) in cash and cash equivalents	993	(6,780)
Cash and cash equivalents, beginning of year	626	7,406
Cash and cash equivalents, end of year	$1,619	$626
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment financed with capital leases	$3,260	$1,801
Financed insurance premium	$0	$2,135
Interest paid	$2,714	$1,882

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LIMBACH HOLDINGS, INC

Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$118,295	$107,899	10,396	9.6%
Service	33,089	23,513	9,576	40.7%
Total revenue	151,384	131,412	19,972	15.2%

Gross profit:
Construction	12,983	14,793	(1,810)	-12.2%
Service	6,674	6,113	561	9.2%
Total gross profit	19,657	20,906	(1,249)	-6.0%

Selling, general and administrative expenses:
Construction	4,527	6,916	(2,389)	-34.5%
Service	3,487	3,341	146	4.4%
Corporate	6,400	4,803	1,597	33.3%
Total selling, general and administrative expenses	14,414	15,060	(646)	-4.3%

Amortization of intangibles (Corporate)	297	751	(454)	-60.5%

Operating income (loss):
Construction	8,456	7,877	579	7.4%
Service	3,187	2,772	415	15.0%
Corporate	(6,697)	(5,554)	(1,143)	-20.6%
Operating income:	$4,946	$5,095	(149)	-2.9%

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April 15, 2019

LIMBACH HOLDINGS, INC

Consolidated Statements of Operations

	For the years ended December 31,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$438,229	$391,364	46,865	12.0%
Service	108,297	94,375	13,922	14.8%
Total revenue	546,526	485,739	60,787	12.5%

Gross profit:
Construction	36,721	44,790	(8,069)	-18.0%
Service	22,710	20,833	1,877	9.0%
Total gross profit	59,431	65,623	(6,192)	-9.4%

Selling, general and administrative expenses:
Construction	27,307	25,764	1,543	6.0%
Service	15,003	13,888	1,115	8.0%
Corporate	14,779	16,371	(1,592)	-9.7%
Total selling, general and administrative expenses	57,089	56,023	1,066	1.9%

Amortization of intangibles (Corporate)	1,272	3,582	(2,310)	-64.5%

Operating income (loss):
Construction	9,414	19,026	(9,612)	-50.5%
Service	7,707	6,945	762	11.0%
Corporate	(16,051)	(19,953)	3,902	19.6%
Operating income (loss)	$1,070	$6,018	(4,948)	-82.2%

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April 15, 2019

Non-GAAP Financial Measure

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Net income (loss) to Adjusted EBITDA

	Three months ended December 31,		For the years ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$3,374	$1,129	$(1,845)	$712

Adjustments:
Depreciation and amortization	1,467	1,735	5,683	9,118
Interest expense	950	472	3,305	2,034
Loss on debt modification	335	—	335	—
Non-cash stock-based compensation expense	496	739	2,159	1,656
Income tax provision (benefit)	301	3,503	(635)	3,151
Adjusted EBITDA	$6,923	$7,578	$9,002	$16,671

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